Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

NEXTRACKER INC.

Nextracker Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on December 19, 2022 (the “Original Certificate”).

2.

The Corporation is filing this Amended and Restated Certificate of Incorporation of the Corporation (as the same may be further amended and/or restated, this “Certificate of Incorporation”), which restates and further amends the Original Certificate and has been duly adopted by all necessary action of the board of directors of the Corporation (the “Board”) and the stockholders of the Corporation, pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as the same now exists or may hereafter be amended and/or supplemented from time to time (the “DGCL”).

3.	The text of the Original Certificate is hereby amended and restated in its entirety hereby to read in full as follows:

ARTICLE I

The name of the corporation (hereinafter the “Corporation”) is Nextracker Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, New Castle County, Wilmington, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 4.01    Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 1,450,000,000 (one billion, four hundred fifty million) shares of which 1,400,000,000 shall be a single class of common stock, par value $0.0001 per share (the “Common Stock”), and 50,000,000 shares shall be a single class of preferred stock, par value $0.0001 per share (the “Preferred Stock”). The class of Common Stock shall be subdivided into two series comprised of 900,000,000 shares designated as Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and 500,000,000 shares designated as Class B common stock, par value $0.0001 per share (the “Class B Common Stock”). For the avoidance of doubt, the Class A Common Stock and the Class B Common Stock are separate series within the single class of Common Stock. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the number of authorized shares of Common Stock, Class A Common Stock, Class B Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Class A Common Stock, Class B Common Stock, Common Stock or Preferred Stock voting separately as a class or series shall be required therefor.

Section 4.02    Common Stock. The terms of the Common Stock set forth below shall be subject to the express terms of any series of Preferred Stock then outstanding.

(a)    Voting Rights. Except as otherwise required by applicable law or this Certificate of Incorporation, the holders of Class A Common Stock, as such, shall be entitled to one vote per share on all matters submitted to a vote of the Corporation’s stockholders generally. Except as otherwise required by applicable law or this Certificate of Incorporation, the holders of Class B Common Stock, as such, shall be entitled to one vote per share on all matters submitted to a vote of the Corporation’s stockholders generally. Except as otherwise required by applicable law or this Certificate of Incorporation, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation.

(b)    Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends or distributions, the holders of Class A Common Stock shall be entitled to receive, as, if and when declared by the Board out of the funds of the Corporation legally available therefor, such dividends (payable in cash, shares of stock of the Corporation, property or assets of the Corporation or otherwise) as the Board may from time to time in its sole discretion determine. Dividends shall not be declared or paid on the Class B Common Stock and the holders of shares of Class B Common Stock shall have no right to receive dividends in respect of such shares of Class B Common Stock.

(c)    Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provision for the payment of any debts and other liabilities of the Corporation, and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or other class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets upon any such liquidation, dissolution or winding up, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among and paid to the holders of Class A Common Stock ratably in proportion to the number of shares of Class A Common Stock held by them respectively. Holders of outstanding shares of Class B Common Stock shall have no right to receive a distribution upon liquidation, dissolution or winding up of the Corporation.

(d)    Common Stock. The Corporation shall undertake all actions, including without limitation, an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units (as defined below) and the Class A Common Stock or Class B Common Stock, as applicable, to at all times maintain (a) a one-to-one ratio between the number of shares of Class A Common Stock outstanding and the number of Common Units owned by the Corporation (directly or indirectly) and (b) a one-to-one ratio between the number of shares of Class B Common Stock issued by the Corporation at any time to, or otherwise held of record by, any Permitted Class B Owner (as defined below) and the aggregate number of Common Units held of record by such Permitted Class B Owner in accordance with the terms of the LLC Agreement (as defined below). This ratio requirement disregards (x) Unvested Corporate Shares (as defined in the LLC Agreement) issued by the Corporation, (y) treasury stock and (z) preferred stock or other debt or equity securities (including warrants, options or rights) issued by the Corporation that are convertible into or exercisable or exchangeable for shares of Class A Common Stock or Class B Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the LLC (as defined below)). In the event the Corporation issues, transfers or delivers from treasury stock or repurchases Class A Common Stock in a transaction not contemplated by the LLC Agreement, the Corporation shall take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units owned, directly or indirectly, by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock. As used in this Certificate of Incorporation, “Common Unit” means a membership interest in Nextracker LLC, a Delaware limited liability company (the “LLC”), authorized and issued under the Third Amended and Restated Limited Liability Company Agreement of the LLC, dated on or around February 13, 2023, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and constituting a “Common Unit” as defined in such LLC Agreement.

(e)    Class B Common Stock. The shares of Class B Common Stock shall be issued only to, and shall be held only by, Yuma, Inc., a Delaware corporation (“Yuma”), Yuma Subsidiary, Inc., a Delaware corporation (“Yuma Sub”), TPG Rise Flash, L.P., a Delaware limited partnership (“TPG”), and their respective Permitted Transferees (as defined in the Exchange Agreement dated on or around February 13, 2023, by and among the LLC, the Corporation and the other parties thereto, as such agreement may be amended, supplemented, restated or otherwise modified from time to time) (including all successors by way of merger or consolidation) (Yuma, Yuma Sub, TPG and such other persons, the “Permitted Class B Owners”). Any purported sale, transfer, pledge or other disposition (hereinafter a “transfer”) of the shares of Class B Common Stock to any person, other than a Permitted Class B Owner shall be null and void and of no force and effect. Upon any purported transfer of the shares of Class B Common Stock by the holder thereof other than as expressly permitted above, and without any further action by the Corporation, such holder or any other person or entity, such shares of Class B Common Stock shall, to the extent of funds legally available therefor and subject to the other provisions of this Certificate of Incorporation, be automatically redeemed by the Corporation, and thereupon such shares shall no longer be deemed outstanding, and neither such holder nor any purported transferee thereof shall have in respect thereof any of the voting powers or other rights or powers ascribed to the shares of Class B Common Stock hereunder, but rather such holder thereafter shall only be entitled to receive the amount payable upon redemption in accordance with this Section 4.02(e). The redemption price to be paid in connection with any redemption shall be $0.0001 per share of Class B Common Stock. Upon any such redemption, all rights of the holder of Class B Common Stock as such, except the right to receive the redemption price of such shares upon the surrender of the certificates, if any, formerly representing the same, shall cease and terminate and such share shall not thereafter be deemed to be outstanding for any purpose whatsoever. The certificates, if any, representing the shares of Class B Common Stock shall be legended to reflect the restrictions on transfer and automatic redemption provided for herein.

Section 4.03    Preferred Stock. The Board is authorized, by resolution or resolutions, to provide, out of the authorized but unissued shares of Preferred Stock, for the issuance from time to time of shares of Preferred Stock in one or more series and, by filing a certificate of designation (a “Preferred Stock Certificate of Designation”) pursuant to the applicable provisions of the DGCL, to establish from time to time the number of shares to be included in each such series, with such powers (including voting powers, if any), designations, preferences, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, if any, as are stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board, including, but not limited to, determination of any of the following:

(a)    the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series;

(b)    the dividend rate, if any, and the times of payment of dividends, if any, on the shares of the series, whether such dividends will be cumulative and, if so, from what date or dates, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes or series of stock;

(c)    the price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation or the holder thereof or upon the happening of a specified event;

(d)    whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(e)    the amounts payable on, and the preferences, if any, of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or upon the happening of any other specified event;

(f)    whether or not the shares of the series will be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or series of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(g)    whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other class or classes or series of stock of the Corporation in any respect, or will be entitled to the benefit of limitations restricting the issuance of shares of any other class or classes or series of stock of the Corporation, restricting the payment of dividends on or the making of other distributions in respect of shares of any other class or classes or series of stock of the Corporation ranking junior to the shares of the series as to dividends or distributions, or restricting the purchase or redemption of the shares of any such junior class or classes or series of stock of the Corporation, and the terms of any such restriction;

(h)    whether or not the shares of the series will have voting rights or powers and, if so, the terms of such voting rights and powers; and

(i)    any other powers, preferences and rights, and qualifications, limitations and restrictions of the series.

Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights and powers, if any, as shall expressly be granted thereto by this Certificate of lncorporation. Except as otherwise expressly provided in this Certificate of Incorporation, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of lncorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately as a class or together with the holders of one or more other such series as a separate class, to vote thereon pursuant to this Certificate of incorporation or pursuant to the DGCL. Unless otherwise provided by this Certificate of incorporation, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock established by a Preferred Stock Certificate of Designation pursuant to this Article IV and the DGCL and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock at least as many shares equal to the number of Common Units held by the holders of Common Units and shares of Class B Common Stock held by Permitted Class B Owners (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) under the LLC Agreement.

ARTICLE VI

Section 6.01    General Powers. Except as otherwise provided by applicable law or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 6.02    Number of Directors. Except as otherwise provided for or fixed pursuant to Article IV and this Article VI (relating to the rights of any series of Preferred Stock to elect additional directors), and subject to the terms of the Separation Agreement dated as of February 1, 2022, by and among the LLC, Flex (as defined below) and for certain limited purposes, Flextronics International USA, Inc., a California corporation (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Separation Agreement”), the total number of directors shall be as determined from time to time exclusively by the Board; provided, that in no event shall the total number of directors be fewer than three (3) nor more than fifteen (15). Election of directors need not be by written ballot unless the amended and restated bylaws of the Corporation (as the same may be amended and/or restated from time to time bylaws (the “Bylaws”) shall so require.

Section 6.03    Classified Board: Term of Office. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Each director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, removal or disqualification. The Board is authorized to assign members of the Board already in office to their respective class.

Section 6.04    Quorum. Notwithstanding anything to the contrary set forth in this Certificate of Incorporation, the Bylaws or applicable law, but in addition to any requirements set forth in this Certificate of Incorporation, the Bylaws and applicable law, if Yuma, Yuma Sub, their respective Permitted Transferees and any successor by way of merger or consolidation owns, beneficially or of record, at least 10% of the combined voting power of the outstanding Common Stock of the Corporation and there is at least one member of the Board who is a Flex Designee (as defined in the Separation Agreement), a quorum for the transaction of business at any meeting of the Board shall include at least one Flex Designee unless each Flex Designee provides notice in writing or by electronic transmission to the Corporation waiving his or her right to be included in the quorum at such meeting.

Notwithstanding anything to the contrary set forth herein, but in addition to any other vote required by this Certificate of Incorporation, the Bylaws or applicable law, at any time that Yuma, Yuma Sub, their respective Permitted Transferees and any successor by way of merger or consolidation owns, beneficially or of record, at least 10% of the combined voting power of the outstanding Common Stock of the Corporation, the Corporation shall not (directly or indirectly, by merger, consolidation or otherwise) amend, alter or repeal this Section 6.04, or adopt any provision inconsistent herewith, without the prior written consent of Flex.

Section 6.05    Vacancies; Newly Created Directorships. Except as otherwise provided by this Certificate of Incorporation, and subject to the terms of the Separation Agreement, any vacancy resulting from the death, resignation, removal or disqualification of a director or other cause, or any newly created directorship in the Board, shall be filled only by an affirmative vote of a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and shall not be filled by the stockholders of the Corporation; provided, that, for so long as Yuma, Yuma Sub, their respective Permitted Transferees and any successor by way of merger or consolidation owns, beneficially or of record, at least 10% of the combined voting power of the outstanding Common Stock of the Corporation, any vacancy resulting from the death, resignation, removal, disqualification or other cause in respect of any Flex Designee, including the failure of any Flex Designee to be elected, shall be filled only by Flex. Except as otherwise provided by this Certificate of Incorporation, a director elected to fill a vacancy or newly created directorship shall hold office until the annual meeting of stockholders for the election of directors of the class to which he or she has been appointed and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, removal or disqualification. Except as otherwise provided by this Certificate of Incorporation, a director elected to fill a vacancy or newly created directorship shall hold office until the annual meeting of stockholders for the election of directors of the class to which he or she has been appointed and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, removal or disqualification.

Section 6.06    Removal of Directors. Except as otherwise provided by law, the Separation Agreement or this Certificate of Incorporation, directors may be removed only for cause by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the stock of the Corporation entitled to vote thereon.

Section 6.07    Voting Rights of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or separately as a class with one or more such other series of Preferred Stock, to elect directors, the election, term of office, removal, filling of vacancies (including filling any newly created directorships) any and other features of such directorships shall be governed by the terms of the other provisions of this Certificate of Incorporation (including any Preferred Stock Certificate of Designation). Notwithstanding anything herein to the contrary, during any period when the holders of any series of Preferred Stock have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, removal or disqualification. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, retirement, removal or disqualification of such additional directors, shall forthwith terminate, and the total authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE VII

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board is expressly authorized and empowered, without the assent or vote of the stockholders, to adopt, amend and repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval by the majority of the entire Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation: provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, from and after such time as Flex ceases to own, beneficially or of record, a majority of the total voting power of the Corporation’s outstanding voting stock (the “Trigger Event”), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VIII

Except as otherwise required by law, and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation maybe called only by (i) Secretary of the Corporation at the direction of a majority of the directors then in office, at any time, or (ii) the Chairperson of the Board, at any time, or (iii) until the Trigger Event, the Secretary of the Corporation at the written request of the holders of a majority of the voting power of the then outstanding voting stock, and special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice.

ARTICLE IX

To the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or amendment or modification of this Article IX (including by changes in applicable law), or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and shall not adversely affect any limitation on the personal liability of any director or officer of the Corporation with respect to acts or omissions occurring prior to the time of such repeal or amendment or modification or adoption of such inconsistent provision. If any provision of the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of directors and officers shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Article IX, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as the same exists or may hereafter be amended.

ARTICLE X

Subject to the rights of the holders of one or more series of Preferred Stock then outstanding to act by written consent as provided in any Preferred Stock Certificate of Designation, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders: provided that, prior to the Trigger Event, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if consent or consents in writing, setting forth the action so taken, is signed by or on behalf of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the DGCL.

ARTICLE XI

Section 11.01    Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Certificate of Incorporation is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized in the first instance by the Board.

Section 11.02    Advancement of Expenses. The right to indemnification conferred upon Indemnitees in this Article XI shall include the right, without the need for any action by the Board, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in defending any such Proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified for such expenses under this Article XI or otherwise.

Section 11.03    Nature of Rights: Other Sources. The rights conferred upon Indemnitees in this Article XI shall be contract rights between the Corporation and each Indemnitee to whom such rights are extended that vest at the commencement of such person’s service to or at the request of the Corporation and all such rights shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. The Corporation hereby acknowledges that certain Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance (other than directors’ and officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, its affiliates or any of the foregoing’ s respective subsidiaries) from persons or entities other than the Corporation (collectively, the “Other Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort of the Indemnitees (i.e., its obligations to an Indemnitee hereunder are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all losses, claims, damages, liabilities and expenses (including attorneys’ fees.judgments, fines, penalties and amounts paid in settlement) to the extent legally permitted and as required by the terms hereof, without regard to any rights an Indemnitee may have against the Other Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Corporation hereunder shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Corporation. For the avoidance of doubt, no person or entity providing directors’ or officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, any of its affiliates or any of the foregoing’s respective subsidiaries, including any person or entity providing such insurance obtained or maintained as contemplated by Section 11.08, shall be an Other Indemnitor.

Section 11.04    Claims. To obtain indemnification under this Article XI, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 11.04, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (i) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (a) by a majority vote of Disinterested Directors (as hereinafter defined), even though less than a quorum, (b) if there are no such Disinterested Directors, or if a majority of the Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the claimant, or (c) if a majority of Disinterested Directors so directs, by a majority of the voting power of the Corporation’s outstanding shares of voting stock entitled to vote thereon. In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

Section 11.05    Enforcement. If a claim under Section 11.01 of this Article XI is not paid in full by the Corporation within sixty (60) days after a written claim pursuant to Section 11.04 of this Article XI has been received by the Corporation, or if a claim under Section 11.02 of this Article XI is not paid in full by the Corporation within twenty (20) days after a written claim therefor has been made, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action that in the case of a claim for indemnification, the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its Board, Disinterested Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, Disinterested Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 11.06    Procedures. If a determination shall have been made pursuant to Section 11.04 of this Article XI that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 11.05 of this Article XI. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 11.05 of this Article XI that the procedures and presumptions of this Article XI are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article XI.

Section 11.07    Non-Exclusive Rights. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article XI: (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the Corporation, the Board or the stockholders of the Corporation with respect to any act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought prior to the date of such termination. Any amendment, modification, alteration or repeal of this Article XI (by merger, consolidation or otherwise) that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an Indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not, without the written consent of the Indemnitee, in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

Section 11.08    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 11.09    Additional Rights. The Board may grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in connection with any Proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.

Section 11.10    Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article XI (including, without limitation, each portion of any Section of this Article IX containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article XI (including, without limitation, each such portion of any Section of this Article IX containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 11.11    Definitions; Construction. For purposes of this Article IX “Disinterested Director” means a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by the claimant; and “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporate law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Article XI. Any reference to an officer of the Corporation in this Article XI shall be deemed to refer exclusively to the officers appointed as such pursuant to the Bylaws by the Board or by an officer to whom the Board has delegated the power to appoint officers, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article XI.

Section 11.12    Notices. Any notice, request or other communication required or permitted to be given to the Corporation under this Article XI shall be in writing and either delivered in person or sent by fax, email, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE XII

Section 12.01    General. In recognition and anticipation that (i) the Corporation will not be a wholly owned subsidiary of Flex and that Flex will be a controlling stockholder of the Corporation, (ii) directors, officers and/or employees of Flex may serve as directors, officers and/or employees of the Corporation, (iii) Flex may engage in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (iv) Flex may have an interest in the same areas of corporate opportunity as the Corporation and Affiliated Companies (as defined below) and (v) as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and obligations of the Corporation and of Flex, and the duties of any directors, officers and/or employees of the Corporation who are also directors, officers and/or employees of Flex, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation and Affiliated Companies, on the one hand, and Flex, on the other hand, the sections of this Article XII shall to the fullest extent permitted by law regulate and define the conduct of certain of the business and affairs of the Corporation in relation to Flex and the conduct of certain affairs of the Corporation as they may involve Flex and its directors, officers and/or employees, and the power, rights, duties and liabilities of the Corporation and its director, officers, employees and stockholders in connection therewith.

For purposes of this Certificate of Incorporation, “Flex” shall mean Flex Ltd., a Singapore incorporated public company limited by shares and having a registration no. 199002645H, any and all successors to Flex Ltd. by way of merger, consolidation or sale of all or substantially all of its assets, and any and all corporations, partnerships, joint ventures, limited liability companies, associations and other entities (A) in which Flex Ltd. owns, directly or indirectly, more than 50% of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (B) of which Flex Ltd. otherwise directly or indirectly controls or directs the policies or operations or (C) that would be considered subsidiaries of Flex Ltd. within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act of 1933, as amended, now or hereafter existing: provided, however, that the term “Flex” shall not include the Corporation or any entities (A) in which the Corporation owns, directly or indirectly, more than 50% of the outstanding voting stock, voting power, partnership interests or similar ownership interests, (B) of which the Corporation otherwise directly or indirectly controls or directs the policies or operations or (C) that would be considered subsidiaries of the Corporation within the meaning of Regulation S-K or Regulation S-X of the general rules and regulations under the Securities Act of 1933, as amended, now or hereafter existing (such entities, “Affiliated Companies”).

For purposes of this Certificate of Incorporation, “corporate opportunities” shall include, but not be limited to, business opportunities which the Corporation or Affiliated Companies are financially able to undertake, which are, from their nature, in the line of the Corporation’s or Affiliated Companies’ business, are of practical advantage to it and are ones in which the Corporation or Affiliated Companies would have an interest or a reasonable expectancy, and in which, by embracing the opportunities or allowing such opportunities to be embraced by Flex, the self-interest of Flex or its directors, officers and/or employees will be brought into conflict with that of the Corporation or Affiliated Companies.

Nothing in this Article XII creates or is intended to create any fiduciary duty on the part of Flex, the Corporation, any Affiliated Company, or any stockholder, director, officer or employee of any of them that does not otherwise exist under Delaware law and nothing in this Article XII expands any such duty of any such person that may now or hereafter exist under Delaware law.

To the fullest extent permitted by law, any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article XII.

Section 12.02    Certain Agreements and Transactions Permitted. The Corporation may from time to time enter into and perform, and cause or permit any Affiliated Company to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with Flex pursuant to which the Corporation or an Affiliated Company, on the one hand, and Flex, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate, and to cause their respective directors, officers and/or employees (including any who are directors, officers and/or employees of both) to allocate opportunities between them or to refer opportunities to each other. Subject to Section 12.04, no such agreement, or the performance thereof by the Corporation or any Affiliated Company, or Flex, shall, to the fullest extent permitted by law, be considered contrary to any fiduciary duty that any director, officer or employee of the Corporation or any Affiliated Company who is also a director, officer or employee of Flex may owe or be alleged to owe to the Corporation or any such Affiliated Company, or to any stockholder thereof, or any legal duty or obligation Flex may be alleged to owe on any basis, notwithstanding the provisions of this Certificate of Incorporation stipulating to the contrary. Subject to Section 12.04, to the fullest extent permitted by law, no director, officer or employee of the Corporation who is also a director, officer or employee of Flex shall have or be under any fiduciary duty to the Corporation or any Affiliated Company to refer any corporate opportunity to the Corporation or any Affiliated Company or to refrain from acting on behalf of the Corporation or any Affiliated Company or of Flex in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

Section 12.03    Authorized Business Activities. Without limiting the other provisions of this Article XII, Flex shall have no duty to communicate information regarding a corporate opportunity to the Corporation or to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation, (ii) doing business with any client, customer or vendor of the Corporation or (iii) employing or otherwise engaging any director, officer or employee of the Corporation. To the fullest extent permitted by law, except as provided in Section 12.04, no officer, director or employee of the Corporation who is also a director, officer or employee of Flex shall be deemed to have breached his or her fiduciary duties, if any, to the Corporation solely by reason of Flex’s engaging in any such activity.

Section 12.04    Corporate Opportunities. Except as otherwise agreed in writing between the Corporation and Flex, for so long as Yuma, Yuma Sub, their respective Permitted Transferees and any successor by way of merger or consolidation owns, beneficially or of record, at least 10% of the combined voting power of the outstanding Common Stock of the Corporation or Flex otherwise has one or more directors, officers or employees serving as a director, officer or employee of the Corporation, in the event that a director, officer or employee of the Corporation who is also a director, officer or employee of Flex acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and Flex, such director, officer or employee shall to the fullest extent permitted by law have fully satisfied and fulfilled his or her fiduciary duty, if any, with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company, if such director, officer or employee acts in a manner consistent with the following policy: such a corporate opportunity offered to any person who is a director, officer or employee of the Corporation and who is also a director, officer or employee of Flex shall belong to the Corporation only if such opportunity is expressly offered to such person solely in his or her capacity as a director, officer or employee of the Corporation and otherwise shall belong to Flex.

The foregoing policy, and the action of any director, officer or employee of Flex, the Corporation or any Affiliated Company taken in accordance with, or in reliance upon, the foregoing policy or in entering into or performing any agreement, transaction or arrangement is deemed and presumed to be fair to the Corporation.

Except as otherwise agreed in writing between the Corporation and Flex, if a director, officer or employee of the Corporation, who also serves as a director, officer or employee of Flex, acquires knowledge of a potential corporate opportunity for both the Corporation and Flex in any manner not addressed by this Article XII, such director, officer or employee shall have no duty to communicate or present such corporate opportunity to the Corporation and shall to the fullest extent permitted by law not be liable to the Corporation or its stockholders for breach of fiduciary duty as a director, officer or employee of the Corporation by reason of the fact that Flex pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not present such corporate opportunity to the Corporation, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should be presented to the Corporation.

Section 12.05    Delineation of Indirect Interests. To the fullest extent permitted by law, no director, officer or employee of the Corporation or any Affiliated Company shall be deemed to have an indirect interest in any matter, transaction or corporate opportunity that may be received or exploited by, or allocated to, Flex, merely by virtue of being a director, officer or employee of Flex, unless such director, officer or employee’s role with Flex involves direct responsibility for such matter, in his or her role with Flex, such director, officer or employee exercises supervision over such matter, or the compensation of such director, officer or employee is materially affected by such matter. Such director, officer or employee’s compensation shall not be deemed to be materially affected by such matter if it is only affected by virtue of its effect on the value of Flex capital stock generally or on Flex’s results or performance on an enterprise-wide basis.

Section 12.06    Special Approval Procedures. If, notwithstanding the provisions of this Article XII, it is deemed desirable by Flex, the Corporation or an Affiliated Company or any other party that the Corporation take action with specific regard to a particular transaction, corporate opportunity or a type or series of transactions or corporate opportunities to ensure, out of an abundance of caution, that such transaction or transactions are not voidable, or that such an opportunity or opportunities are effectively disclaimed, the Corporation may employ any of the following procedures:

(a)    the material facts of the transaction and the director’s, officer’s or employee’s interest are disclosed or known to the Board or a duly appointed committee of the Board and the Board or such committee authorizes, approves, or ratifies the transaction by the affirmative vote or consent of a majority of the directors (or committee members) who have no direct or indirect interest in the transaction and, in any event, of at least two directors (or committee members); or

(b)    the material facts of the transaction and the director’s interest are disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such transaction.

The interested director or directors may be counted in determining the presence of a quorum at such meeting. The presence of, or a vote cast by, a director with a direct or indirect interest in the transaction does not affect the validity of any actions taken under clause (a) above.

One or more matters, transactions or corporate opportunities approved pursuant to any of the foregoing procedures are not void or voidable and shall not give rise to any equitable relief or damages or other sanctions against any director, officer, employee or stockholder (including Flex) of the Corporation on the ground that the matter, transaction or corporate opportunity should have first been offered to the Corporation. Nothing in this Article XII requires any matter to be considered by the Board or the stockholders of the Corporation and, in all cases, directors, officers and employees of the Corporation are authorized to refrain from bringing a matter otherwise addressed in this Article XII before the Board or the stockholders for consideration unless such matter is required to be considered by the Board or stockholders, as applicable, under Delaware law. This Article XII shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common, equitable, or statutory law applicable thereto.

ARTICLE XIII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation, (c) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation arising pursuant to any provision of the DGCL or of this Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation governed by the internal affairs doctrine. Notwithstanding anything to the contrary herein, but subject to the foregoing provisions of this Article XIII, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant named in such complaint. The provisions of this Article XIII do not apply to claims arising under the Securities Exchange Act of 1934, as amended, or any claim for which the federal district courts of the United States have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of this Article XIII.

ARTICLE XIV

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any Article (or section or subsection thereof) of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any Article (or any section or subsection thereof) of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XV

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate of Incorporation in its current form or as hereafter amended are granted subject to the right reserved in this Article XV. Notwithstanding the foregoing, from and after the occurrence of the Trigger Event, notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to greater or additional vote or consent required hereunder (including any vote of the holders of any particular class or classes or series of stock required by law or by this Certificate of Incorporation), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal Section 4.03 of Article IV, Articles VI, VII, VIII, IX, X, XI, XII and XIII, and this Article XV.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by a duly authorized officer as of this 8th date of February, 2023.

NEXTRACKER INC.

By:	/s/ David Bennett
Name:	David P. Bennett
Title:	Chief Financial Officer

[Signature Page to Amended and Restated Certificate of Incorporation of Nextracker Inc.]